Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

The Boeing Company

Chicago, Illinois

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 15, 2007, relating to the financial statements and financial statement schedule of The Boeing Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s changes in accounting for pension and postretirement benefits and concessions received from vendors), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois
February 20, 2007